SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 17, 2002
(Date of report)

May 15, 2002
(Date of earliest event reported)

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, CA 94043
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

Announcement of Fiscal 2002 Third Quarter Results

On May 15, 2002, Intuit Inc. announced the results for its third quarter of fiscal 2002, which ended April 30, 2002. Revenue of $545.2 million was up 28 percent over the same period last year. Intuit reported net income of $144.5 million, or $0.67 per share, up from a loss of $14.3 million or a $0.07 loss per share in the third quarter of fiscal 2001. Last year’s results included approximately $85 million more in acquisition-related charges than this year’s third quarter.

INTUIT INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2001	2002	2001	2002

Net revenue:
Products	$244,709	$332,497	$736,784	$869,907
Services	161,846	198,355	273,839	381,772
Other	18,655	14,374	59,669	49,558

Total net revenue	425,210	545,226	1,070,292	1,301,237
Costs and expenses:
Cost of revenue:
Products, services and other	77,513	80,513	248,226	273,929
Amortization of purchased software and other	4,375	1,565	11,220	10,442
Customer service and technical support	37,538	45,807	116,068	137,899
Selling and marketing	68,479	89,830	215,146	256,656
Research and development	52,697	52,908	155,174	156,111
General and administrative	23,917	29,339	77,614	90,055
Charge for purchased research and development	238	—	238	—
Charge for vacant facilities	—	13,237	—	13,237
Acquisition-related charges	122,575	37,562	205,328	140,748
Loss on impairment of long-lived asset	—	—	—	27,000

Total costs and expenses	387,332	350,761	1,029,014	1,106,077

Income from operations	37,878	194,465	41,278	195,160
Interest and other income and expense, net	15,070	8,308	47,736	28,631
Gains (losses) on marketable securities and other investments, net	(11,504)	1,356	(87,307)	(9,266)
Gain on divestiture	—	8,308	1,639	8,308

Income before income taxes, minority interest and cumulative effect of accounting change	41,444	212,437	3,346	222,833
Provision for income taxes (i)	55,294	67,938	38,566	50,893
Minority interest	451	18	598	18

Income (loss) before cumulative effect of accounting change	(14,301)	144,481	(35,818)	171,922
Cumulative effect of accounting change, net of taxes of $9,543	—	—	14,314	—

Net income (loss)	$(14,301)	$144,481	$(21,504)	$171,922

Basic net income (loss) per share before cumulative effect of accounting change	$(0.07)	$0.68	$(0.17)	$0.81
Cumulative effect of accounting change	—	—	0.07	—

Basic net income (loss) per share	$(0.07)	$0.68	$(0.10)	$0.81

Shares used in per share amounts	208,715	211,614	207,345	211,724

Diluted net income (loss) per share before cumulative effect of accounting change	$(0.07)	$0.67	$(0.17)	$0.79
Cumulative effect of accounting change	—	—	0.07	—

Diluted net income (loss) per share	$(0.07)	$0.67	$(0.10)	$0.79

Shares used in per share amounts	208,715	217,173	207,345	217,667

(i)	There is a difference in the effective tax rate for each of these periods, primarily due to the tax benefit related to divestitures that became available in the second quarter ending January 31, 2002.

INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

	July 31,	April 30,
	2001	2002

ASSETS

Current assets:
Cash and cash equivalents	$450,104	$454,791
Short-term investments	1,119,305	1,297,133
Marketable securities	85,307	48,469
Customer deposits	230,410	283,748
Accounts receivable, net	27,990	69,216
Mortgage loans	123,241	279,506
Deferred income taxes	77,948	87,816
Prepaid expenses and other current assets	33,617	35,091

Total current assets	2,147,922	2,555,770
Property and equipment, net	185,969	181,442
Goodwill and intangibles, net	415,334	310,949
Long-term deferred income taxes	145,905	146,020
Investments	24,107	13,149
Other assets	42,499	16,168

Total assets	$2,961,736	$3,223,498

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$66,400	$77,310
Payroll service obligations	205,067	256,369
Escrow liabilities	23,373	27,335
Drafts payable	63,518	67,005
Deferred revenue	137,305	97,509
Income tax payable	82,661	104,293
Short-term note payable	38,672	17,451
Other current liabilities	170,966	255,001

Total current liabilities	787,962	902,273
Long-term obligations	12,413	11,209
Minority interest	35	—
Stockholders’ equity	2,161,326	2,310,016

Total liabilities and stockholders’ equity	$2,961,736	$3,223,498

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2002.	INTUIT INC.

	By:	/s/ GREG J. SANTORA

Greg J. Santora Senior Vice President and Chief Financial Officer